Medifast, Inc. Announces Third Quarter 2019 Results

Reports Record Revenues; Updates Full Year Outlook

Announces New 2.0 Million Stock Repurchase Authorization

BALTIMORE, Nov. 7, 2019 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), a leading manufacturer and distributor of clinically proven programs and healthy living products, today reported results for the third quarter ended September 30, 2019.

Third Quarter 2019 Highlights Compared to Prior-Year Period

  Record revenue up 36.5% to $190.1 million
  42.5% growth in active earning OPTAVIA Coaches to 32,200
  Net income increased 15.4% to $15.9 million
  Earnings per diluted share ("EPS") of $1.32, an increase of 15.8%
  Repurchased approximately 225,000 shares during the quarter and declared a quarterly cash dividend of $8.8 million, or $0.75 per share payable on November 7, 2019
  Cash, cash equivalents, and investment securities of $96.9 million and the Company remains free of interest-bearing debt as of as of September 30, 2019

"Our focus on long-term, sustainable growth at Medifast continued during the third quarter as we achieved record revenues, rapid year over year growth in the number of active earning coaches and solid growth in gross profits and net income," said Dan Chard, Chief Executive Officer of Medifast. "Our mission to deliver lifelong transformation one healthy habit at a time is resonating with consumers, and we are well on our course to deliver $1 billion in revenue with operating margins greater than 15% by 2021 as we've projected."

Chard continued, "Growth at the rapid pace we've been achieving can present some short-term challenges that are reflected in our third quarter results and fourth quarter guidance. Spending on technological improvements to support our ambitions, upgrades in our supply chain and unexpected high levels of credit card related bad debt expense all combined to create short-term headwinds that held back margins for the period. What remains clear is that the fundamentals of our business are strong, and we've created a solid foundation that enables significant growth for the long term."

Third Quarter 2019 Results

Third quarter revenue increased 36.5% to $190.1 million from revenue of $139.2 million for the third quarter of 2018. OPTAVIA-branded products represented 78% of consumable units sold for the third quarter compared to 70% for the same period a year ago.

The total number of active earning OPTAVIA Coaches increased to 32,200, compared to 22,600 for the third quarter of 2018. The average revenue per active earning OPTAVIA Coach decreased 1.1% to $5,715 compared to $5,781 for the third quarter last year.

Gross profit increased 33.3% to $142.9 million from $107.2 million for the third quarter of 2018. The Company's gross profit as a percentage of revenue decreased 180 basis points year-over-year to 75.2% from 77.0% primarily a result of higher shipping expenses and higher product returns related to disruptions to normal business operations.

Selling, general and administrative expenses ("SG&A") increased $33.0 million to $122.7 million compared to $89.7 million for the third quarter of 2018, primarily as a result of higher variable costs such as OPTAVIA commission expense and credit card processing fees along with higher cost for the Company's annual convention held in July and increased consulting costs related to information technology projects. Lastly, SG&A for the third quarter of 2019 included approximately $3.2 million of cost related to a highly organized automated scheme using stolen identities and credit cards from outside the Company's systems, to transact business on the Company's e-commerce sites. Each of these transactions was pre-approved, prior to shipment, by the payment processor and subsequently reported to Medifast as utilizing a stolen card. These expenses were approximately $2.8 million, or $0.18 EPS, higher than the prior year period and were primarily comprised of higher bad debt and credit card fees. The Company believes it has successfully addressed the situation, and has brought bad debt down to levels consistent with historic performance. We do not anticipate any material impact on expenses related to this matter going forward. SG&A as a percentage of revenue increased 10 basis points to 64.5% of revenue compared to the year-ago period.

Operating income increased $2.8 million to $20.3 million from $17.5 million in the prior-year period as a result of increased gross profit, partially offset by increased SG&A expenses. Operating income as a percentage of revenue was 10.7% for the quarter, a decrease of 180 basis points from the year-ago period.

The effective tax rate for the quarter was 22.7% for the third quarter of 2019 and 2018. The effective tax rate was negatively impacted by the tax effects of foreign operating results offset by favorable effects of state income taxes.

Third quarter net income was $15.9 million, or $1.32 per diluted share, based on approximately 12.1 million shares outstanding. Third quarter 2018 net income was $13.8 million, or $1.14 per diluted share, based on approximately 12.1 million shares outstanding.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $111.2 million and working capital of $80.8 million as of September 30, 2019. Cash, cash equivalents, and investment securities decreased $4.1 million to $96.9 million as of September 30, 2019 compared to $101.0 million at December 31, 2018. The Company remains free of interest-bearing debt. Inventory increased $13.0 million to $51.9 million at September 30, 2019 compared to $38.9 million at December 31, 2018 as the Company increased inventory levels due to advanced preparations for new international products, initial production of the new Habits of Health system and a continued effort to maintain inventory levels to meet current and future demand.

The Company declared a quarterly cash dividend of $8.8 million, or $0.75 per share that is payable on November 7, 2019. The Company also repurchased approximately 225,000 shares during the third quarter of 2019. Following these repurchases, the Company's Board of Directors authorized an additional 2.0 million shares for repurchase. There are approximately 2,369,000 shares of common stock remaining under the Company's share repurchase program. Medifast's management team and board of directors remain committed to enhancing stockholder value.

Outlook

The Company expects fourth quarter revenue to be in the range of $157 million to $167 million and EPS to be in the range of $1.03 to $1.13. For the full year 2019, the Company now expects revenue of $700 million to $710 million and EPS of $5.80 to $5.90, compared to the Company's previous guidance for revenue of $730 million to $750 million and EPS of $6.75 to $6.95. The full-year 2019 earnings guidance assumes a 21.0% to 22.0% effective tax rate, exclusive of any potential discrete tax benefits from share-based compensation awards vesting in the fourth quarter.

Conference Call Information

The conference call is scheduled for today, Thursday, November 7, 2019 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastInc.com, and will be archived online through November 21, 2019. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, November 7, 2019, through November 14, 2019. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10136179.

About Medifast®:

Medifast (NYSE: MED) is a leading manufacturer and distributor of clinically proven, healthy living products and programs. The brand has been recommended by more than 20,000 doctors since its founding. Its integrated coach model leverages nearly 40 years of experience from medical, franchise, e-commerce, and direct selling channels. Medifast and its community of independent OPTAVIA Coaches embrace the future of wellness with a shared vision to offer the world lifelong transformation, one healthy habit at a time®. OPTAVIA® is represented by a community of OPTAVIA Coaches who teach Clients healthy habits, while offering support and guidance on their transformation journey. In 2018, Medifast announced it will expand into the Asia-Pacific markets of Hong Kong and Singapore in 2019 with its integrated coach model. Medifast is traded on the New York Stock Exchange and was named to Forbes' 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend," "anticipate," "expects" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent OPTAVIA Coaches and clients, Medifast's inability to prevent the use of stolen identities and credit cards outside of the Company's systems to transact business on the Company's e-commerce sites, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

MEDIFAST, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in thousands, except per share amounts & dividend data)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018

Revenue	$190,061	$139,239	$543,040	$355,159
Cost of sales	47,128	32,038	134,250	84,351
Gross profit	142,933	107,201	408,790	270,808

Selling, general, and administrative	122,671	89,734	336,458	221,548

Income from operations	20,262	17,467	72,332	49,260

Other income (expense)
Interest income, net	324	361	1,061	940
Other income (expense)	(3)	-	(11)	178
	321	361	1,050	1,118

Income from operations before income taxes	20,583	17,828	73,382	50,378

Provision for income taxes	4,681	4,047	15,347	10,242

Net income	$15,902	$13,781	$58,035	$40,136

Earnings per share - basic	$1.36	$1.15	$4.91	$3.34

Earnings per share - diluted	$1.32	$1.14	$4.77	$3.31

Weighted average shares outstanding -
Basic	11,731	11,954	11,823	12,006
Diluted	12,065	12,097	12,174	12,112

Cash dividends declared per share	$0.75	$0.48	$2.25	$1.44

MEDIFAST, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (in thousands, except par value)

	September 30,	December 31,
	2019	2018

ASSETS
Current Assets
Cash and cash equivalents	$81,196	$81,364
Accounts receivable-net of doubtful accounts of $1,860 and $394 at
September 30, 2019 and December 31, 2018, respectively	1,451	1,011
Inventory	51,925	38,888
Investment securities	15,718	19,670
Income taxes, prepaid	3,200	-
Prepaid expenses and other current assets	4,817	4,586
Total current assets	158,307	145,519

Property, plant and equipment - net	26,247	19,747
Right-of-use asset	11,694	-
Other assets	453	1,183
Deferred tax assets	1,887	2,980

TOTAL ASSETS	$198,588	$169,429

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$75,015	$60,323
Current lease obligation	2,507	-
Total current liabilities	77,522	60,323

Lease obligation, less current lease obligation	9,866	-
Total liabilities	87,388	60,323

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
12,126 and 12,117 issued and 11,612 and 11,868 outstanding
at September 30, 2019 and December 31, 2018, respectively	12	12
Additional paid-in capital	12,207	8,802
Accumulated other comprehensive income (loss)	72	(173)
Retained earnings	162,902	131,344
Less: Treasury stock at cost, 489 and 193 shares at September 30, 2019 and December 31, 2018, respectively	(63,993)	(30,879)
Total stockholders' equity	111,200	109,106

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$198,588	$169,429

CONTACT: ICR, Inc., Katie Turner, (646) 277-1228